Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Managers of Invesco PowerShares Capital Management LLC:

We consent to the incorporation by reference in the Prospectus that is a part of the Registration Statement on Form S-3 of DB Multi Sector Commodity Trust of our report dated February 22, 2013, with respect to the statements of income and expenses, changes in shareholders’ equity, and cash flows of PowerShares DB Agriculture Fund for the year ended December 31, 2012, which report appears in the December 31, 2014 Annual Report on Form 10-K of PowerShares DB Agriculture Fund.

We also consent to the reference to our firm under the heading “Experts” in the above noted Prospectus filing.

/s/ KPMG LLP

New York, New York
December 8, 2015